Employee Training
October/November 2009
All price and share information is for illustrative purposes only and is not an estimate or guarantee of current or future stock performance.
All information contained herein is as of October 21, 2009.
Exhibit 99(a)(1)(G)

Welcome to EA’s Stock Option Exchange employee training.  In this training we will cover what this Exchange Program could mean to you if you are eligible and how to participate in exchanging your underwater stock options for a lesser number of restricted stock units, or RSUs, if you decide to do so.  This program is completely voluntary and at your own discretion.
This training is scheduled to take about 20 minutes, but feel free to stop, go back, or forward through the presentation as you would like.  You may also revisit this training at any time during the offer period at your convenience.
If this slideshow and audio commentary is not already automatically playing, go to the “Slideshow” tab now and under the “Start Slideshow Menu” click “From Beginning.” Simply use the arrow keys on your keyboard and the slides, along with the audio commentary, will follow your direction.
This training is only intended to accompany the Tender Offer documents.  For exact terms and conditions, the Tender
Offer documents should be consulted and considered the official record of program details.

Agenda
What is the Stock Option Exchange?
Review of Equity at EA
Why are We Doing This?
Eligibility
Exchange Ratios
New RSU Vesting Schedules
Tax Implications
Country Specific Information
Key Dates
Exchange Program Intranet Portal
Information Resources

As you can see from our agenda, we have a lot of information we would like to share with you about what the Exchange Program is and how it will work. So, let’s go ahead and get started!

What is the Stock Option Exchange?
A Tender Offer or ‘TO’ to exchange stock options for RSUs
Stockholder approval obtained in order to offer the Exchange Program
Open from 7am PST
October 21, 2009
through 9pm PST
November
18, 2009
Participation is voluntary

The Stock Option Exchange Program, also called a Tender Offer to EA employees,  is an opportunity for holders of eligible stock options to exchange those options for a lesser number of RSUs.
It’s an offer to employees that must be approved by our stockholders.  In order to gain stockholder approval, companies follow certain guidelines outlined by stockholder advisory groups.  It’s important to follow these guidelines since these advisory groups inform stockholders to approve or reject companies’ Exchange Program proposals. We followed these guidelines and our plan was approved by our stockholders in July.
This tender offer is good for only a set period of time from 7am Pacific Standard Time October 21   2009 through 9pm
Pacific Standard Time November 18    2009.
The offer is voluntary, meaning you do not have to participate – you may choose to keep your existing stock options and not trade them in for RSUs if that’s what you decide.
st
th

Review of Equity Types at EA

Restricted Stock Units
(RSUs)
Stock Options
Award Type
The right to receive shares of EA common
stock that an employee will own outright after a
defined vesting period.
Opportunity to purchase shares of EA common
stock in the future at strike price on date of
grant.
Value to
Recipient
Actual stock price on date of vesting, less
taxes.
Difference between stock price on grant date
(strike price) and stock price at time of
exercise, less taxes.
Expiration
Do not expire after vesting. Generally expire 10 years from grant date
Some EA option grants have seven year terms
Tax
Implications
Generally taxed at vesting.  Actual tax
treatment varies by country. (EA may withhold
shares to cover taxes and issue net shares to
employee).
Generally taxed at exercise. Actual tax
treatment varies by country.
History
Started granting RSUs in May 2005 in US &
March 2006 for all employees worldwide.
Used to be called ‘Ownership Awards’ at EA.
Had granted stock options only until May 2005
when we began granting RSUs in US and then
March 2006 when we started granting RSUs
for all employees worldwide.
Country
Exceptions
EA does not grant RSUs in Denmark and
China (currently, we grant only stock options in
these countries).
EA does not grant stock options in India and
Australia (currently, we grant only RSUs in
these countries).

Before we dive into more details of the Stock Option Exchange Program, let’s briefly review the types of equity we currently grant at EA.
Currently, in most countries, EA grants two types of equity awards to employees: restricted stock units (or RSUs) and stock options.
An RSU is the right to receive a share of EA common stock that an employee will own outright after a defined vesting period.  The value of an RSU to the recipient is what EA’s stock price is on the date of vest, minus applicable taxes.  RSUs do not expire, meaning once they are vested, the shares of EA common stock are yours to keep indefinitely until you choose to sell.
A stock option is an opportunity for an employee to purchase a share of EA common stock after a defined vesting period at EA’s closing stock price on the date of grant. This price is also called the “strike price.” The value of an option to the recipient is the difference between this strike price and the stock price at the time of exercise, minus applicable taxes.
Unlike RSUs, stock options do expire.  Generally, options granted to employees at EA expire ten years after their grant date.  This means the recipient  must ‘exercise’ or purchase the shares by the end of this ten year period (also called the
“term”), or they are forfeited.

Why Are We Doing This? 5 $0 $10 $20 $30 $40 $50 $60 $70 Historical Stock Prices 'Underwater' stock options Current Stock Price Stock Price

The chart here shows EA’s closing stock price over the last five years. As you can see, the majority of stock options granted to employees during this period have been granted at a strike price above our current stock price.  This is when stock options are considered ‘underwater.’ Underwater stock options will remain unexercised since they hold no value which was not the intention when they were granted to employees.
The Exchange will offer many of our employees who hold underwater options, the potential opportunity to increase the value of their equity holdings by granting them RSUs.

Eligibility

Who is Eligible to Participate?
Current employees who hold eligible options as of October 21, 2009
What Grants are Eligible to be Exchanged?
Stock options granted on or before October 21, 2008
Stock option grants with strike prices of greater than $28.18
Stock option grants, that upon conversion, result in at least four new
RSUs
Employees may elect to participate on a grant-by-grant basis, but you must exchange the entire grant’s outstanding options
Stock options in acquired stock plans (i.e., Maxis, Jamdat and VGH plans) with the above criteria
How Do I Know if I Am Eligible?
Logon to the Exchange program intranet portal and go to the ‘Eligible
Options’ tab
Review your stock records in MyWorld or in your E*Trade account

Now it’s time to discuss in detail how the Exchange Program will work beginning with eligibility.
Any current employees (except the Top 5 Named Executive Officers and members of EA’s Board Of Directors) who hold eligible stock options as of the launch date October 21, 2009 are eligible to participate.  To be clear, this includes employees on leave of absence or sabbatical.  We will provide further detail on how these employees may participate a bit later in the training.
The stock option grants that are considered eligible for exchange, follow three criteria.  First, the stock options must have been granted on or before October 21, 2008. Secondly, the grant must have a strike price of greater than $28.18, which is
the 52-week high trading price of EA’s stock as of October 21, 2009.   And, thirdly, due to tax withholding considerations,
the option grant must convert to at least four RSUs so that the Stock Administration department may withhold the necessary shares upon vesting for tax purposes. As mentioned previously, this offer is voluntary. Specifically, it is voluntary on a grant-by-grant basis so you may choose to exchange some eligible grants and not others.  If you do decide to exchange your eligible options, you must exchange all outstanding shares within a particular grant, both vested and unvested.  In other words, a partial grant cannot be exchanged.
Another point of clarification is that stock options from acquired stock plans (i.e., Maxis, Jamdat and VGH plans) that meet these criteria are eligible for exchange.
You may already know if you have eligible options or not, but if you are not certain, you may logon to the Exchange program intranet portal and go to the “Eligible Options” tab.  This tab will either list your eligible option grants or provide a message that you do not have any eligible options to be exchanged.  Either way, at anytime, we encourage you to logon to
MyWorld and under “Personal Information” review your equity grant history.  You may also do this by accessing your
E*Trade account.

Exchange Ratios
Exchange ratio: the number of options exchanged for each RSU
An exchange ratio has been calculated for each unique grant
Designed so that the value of the new RSU grant is approximately equal in value to stock option grant surrendered
Structured to follow guidelines established by stockholder advisory groups

For each of your eligible stock option grants, you will be provided with the choice of exchanging these options for a lesser number of RSUs.  The number of RSUs that you are eligible to receive is determined by the exchange ratio.
As an example, if the applicable exchange ratio for your eligible option grant is 4:1, this means that for every four underwater options you exchange, you will receive one new RSU.
There will be approximately 300 exchange ratios based on the unique combination of each eligible grant date, strike price and option term.  These ratios were designed so that the replacement grant of RSUs would have a calculated value approximately equal to the calculated value of the stock options surrendered.  We chose this design as it follows guidelines established by stockholder advisory groups and is fair to our employees.
The Exchange tool which can be accessed by logging onto the Exchange program intranet portal, is where you may elect to exchange your eligible grants.  The tool will provide each eligible option grant’s unique exchange ratio and calculate the number of RSUs you will receive in return.

New RSU Vesting Schedules
Each new RSU grant will have its own new annual vesting schedule:
If 100% of option grant vested, 1 year vesting for new RSU grant (100% released after year 1)
If 50% 99% of option grant vested, 2 year vesting for new RSU grant (50% released per year)
If < 50% of option grant vested, 3 year vesting for new RSU grant (33
1
/3
%
released per year)
*In France, in order to maintain favorable tax treatment, employees with 50%>100% of their option grant vested will receive a new RSU grant with a 2 year vesting schedule (100% released after year 2) and for employees with
<50% of their option grant vested, the new RSU grant  will have a 3 year vesting schedule (50% released after years 2 and 3).
New vesting criteria complies with requirements outlined by stockholder advisory groups
If employment is terminated before the new vesting schedule is complete, any unvested shares are forfeited
Grant date
for new RSUs
is November 19, 2009
Vest start
date for RSUs
is November 10, 2009
Vest start date for Options in China and RSUs in France is November 19, 2009
(same as grant date)

If you do decide to exchange your eligible options, you need to know that there will be a new annual vesting schedule attached to the new RSUs you will be granted.  Keeping in mind that the date used to measure the percent of option grant vested will be the date the existing option grant is cancelled and the grant date of the new RSUs (November 19, 2009), these new schedules will work as follows:
• If 100% of your option grant is vested, your new RSU grant will have a one year vesting schedule, with 100% released after year one
• If 50% to 99% of your option grant is vested, your new RSU grant will have a two year vesting schedule with 50%
released per year
•
If less than 50% of your option grant is vested, your new RSU grant will have a three year vesting schedule with 33 ¹/
3
%
released per year
One caveat on the vesting schedules  is for employees in France. In France, in order to maintain favorable tax treatment, employees  with 50%>100% of their option grant vested will receive a new RSU grant with a 2 year vesting schedule (100%
released after year 2) and for employees with <50% of their option grant vested, the new RSU grant  will have a 3 year vesting schedule (50% released after years 2 and 3).
You may be wondering why we have these new vesting schedules at all.  Well, remember when I mentioned the guidelines outlined by stockholder advisory groups that we followed to obtain stockholder approval of the Exchange
Program?  Additional vesting schedules were one of them.  Stockholders would like to benefit from the program by ensuring some employee retention and these vesting schedules do just that.
A common question being asked is what happens if I terminate my employment with EA before my RSUs vest? If you terminate employment with EA before the new vesting schedule is complete, any unvested shares are forfeited.  You must remain continuously employed by EA from the grant date to the vesting date to receive the underlying shares.
The two important dates to remember is the grant date for the RSUs, which is  November 19, 2009 and the vest start date
for RSUs, which is November 10, 2009.   As an example, if your new RSU grant has a one year vesting schedule, this new
RSU grant will vest 100% after one year on November 10, 2010.
Note that the vest start date for options in China and RSUs in France will be November 19, 2009, which is the same as the grant date.

Tax Implications
Generally, RSUs received in the Exchange will be taxed similarly to the other RSUs already received
Read the individual country tax annexes in the Tender Offer
documents
If you still have questions, consult a professional tax advisor

The tax implications an employee may encounter by participating in the Exchange will vary and depends on the country
where they work and reside.   Generally, RSUs received in the Exchange will be taxed similarly to the other RSUs employees have been receiving in their current country, but it’s important to point out that stock options and RSUs are taxed differently from country to country. There are individual country tax annexes provided in the Tender Offer documents, which are available on the “Documents” tab of the Exchange program intranet portal that we encourage you to read.  If, however, after reading these annexes, you still have questions, please consult your own professional tax advisor.

Country Specific Information
The Exchange Program is structured differently in certain countries due to local considerations:
In China, employees will receive new stock options in exchange for their eligible stock options.
In Canada, employees will receive new Restricted Stock Awards
(‘RSAs’) in exchange for their eligible stock options.
In Denmark, the Exchange Program will not be available.

Because of local tax, securities and/or other regulations, EA may not grant certain types of equity or launch programs in all countries. Specifically, for this Exchange Program, in China, employees will receive stock options instead of RSUs, in
Canada, employees will receive Restricted Stock Awards or RSAs instead of RSUs while employees in Denmark will not be eligible at all.
In addition, there may be other country specific variations regarding the terms of the Exchange Program.  Please review the Tender Offer documents for further information.

Key Dates (in PST)

October 2009 December 2009 November 2009
November 19, 2009
New RSUs
granted
October 21, 2009
Exchange portal
opens at 7am
PST
(Tender Offer
begins)
November 18, 2009
Exchange portal
closes at 9pm PST
(Tender Offer ends)
Last day for
employees to
exchange options!
December 3, 2009
Employees receive
email notification of
their RSU grant with
a link to the online
stock acceptance site

Here are the key dates you should keep in mind as you make your decision about participating in the Exchange program:
October 21st at 7am PST is when the Exchange program intranet portal opens and the Tender Offer begins.
November 18th is going to be the last day you have to exchange your options.  Remember, the offering closes on this day at 9pm PST.  Also, this training will no longer be available after this time.
November 19th is when the new grants of RSUs will be made while the vest start date of RSUs will be November 10, 2009.
The exceptions again are for China and France where the vest start date for new grants will be November 19, 2009.
Finally, on December 3   ,  you will receive an email notification with a link to the online stock acceptance site to go in and accept your new RSU grant.
rd

Exchange Program Intranet Portal
Overview
Intranet portal: http://stock.ea.com/Stock/Exchange
Open 24 hours/day during the entire Tender Offer period
Modeling/comparison of each grant before/after exchange
Any employee who has network access will be required to make the election online
If an employee does not have network access, the employee should send an email to optionexchange@ea.com asking for a printed election form.
The completed election form must be sent directly to Stock Administration:
NOTE: THIS ELECTION FORM MUST REACH STOCK
ADMINISTRATION BY THE END OF THE OFFERING PERIOD
(9pm PST on November 18, 2009)
Fax (650.628.1376)
Scanned email copy to optionexchange@ea.com
Mail to “Stock Administration” 209 Redwood Shores Pkwy,
Redwood City, CA 94065

The Exchange program intranet portal is where all the action will take place.
Open 24 hours a day during the entire Tender Offer period (October 21 until 9pm PST November 18 ), this portal houses the exchange tool where you will be able to model and compare what each eligible grant would look like before and after exchange, as well as what the “break-even point” is for each grant.  The “break-even point” shows you what the EA stock price must exceed for your existing options to become more valuable than the new RSUs you would receive.
Now, some important information about accessing this portal and making your elections:  any employee who has network access will be required to make the election online.  If, however, you do not have network access at anytime during the Tender Offer, you need to send an email to optionexchange@ea.com asking for a printed election form.
Once you receive this form, you must complete it and send it  directly to Stock Administration.  Your completed election form must be received by Stock Administration by the end of the offering period, which is again 9pm PST November 18,
2009.  You may either fax, scan and send via email or mail hard copy to Stock Administration as outlined here on this slide.  I need to emphasize here that it is your responsibility to ensure that the election form has been received by Stock
Administration prior to the expiration of the Tender Offer period.
st th

Exchange Program Intranet Portal Logon Page Intranet portal: http://stock.ea.com/Stock/Exchange Employees use network username and password Make sure the correct domain is chosen 13

Here is a screenshot of what the Exchange Program intranet portal’s logon page looks like.  To logon, after pulling up the website, simply enter your network username and password, which is the same as what you use to logon to your computer.  Remember to select the domain name that is applicable to your situation.

Information Resources Exchange program intranet portal: http://stock.ea.com/Stock/Exchange/ MyWorld or your E*Trade account Email optionexchange@ea.com or contact your local Human Resource Manager 14

Finally, there are a number of resources you may consult to learn more about EA’s Stock Option Exchange Program and get your questions answered.
By logging onto the exchange program intranet portal at the address provided here and going to the “Documents” tab, you will be able to access all the Tender Offer documents including FAQs, country tax annexes and link to this employee training. Remember, this portal also houses the Exchange tool where you may make your Exchange elections.
If you wish to review your stock grant history at EA, you may logon to MyWorld or your E*Trade account.
Lastly, feel free to email optionexchange@ea.com
or contact your local Human Resource Manager with program
questions.
This concludes our training presentation.  Thanks for your time and your ongoing dedication to EA.